Exhibit 99.1

AlphaRx Reports Fiscal 2006 Year End Results

Markham, Ontario, December 21, 2006 -- AlphaRx Inc. (OTC Bulletin Board: ALRX), today reported financial results for the fiscal year ended September 30, 2006.

"We are very pleased with the progress we have made in 2006, solidifying our R&D resources in the nanoparticle drug delivery platform, which has resulted in the recent signing of a Feasibility and Option Agreement with a global specialty pharmaceutical company for 3 drug products," stated Michael Lee, President and CEO. "We have also made significant progress this year in executing our strategy of building corporate partnerships and a strong product pipeline for long term growth. In 2007, we intend to focus on advancing our infectious diseases program into human clinical trials, and the pursuit of additional corporate partnerships for product commercialization and development."

2006 Highlights:

  Signed licensing agreement for Indaflex with Proprius Pharmaceuticals. Under the terms of the agreement executed in April 2006, AlphaRx could receive up to $116 million in milestone payments on achievement of all regulatory and revenue targets (of which $1 million has been paid upfront), excluding royalties on sales of Indaflex. Royalty rates range from 11%-13% of gross Indaflex sales. In addition, Proprius assumes all clinical and commercialization costs.

  Introduced 5 nanoparticles based antibiotic products targeting pneumonia, sepsis and eye infection. These development programs are related to drugs with current total U.S. annual sales exceeding $2 billion.

  Received 2 notices of allowance from the US Patent Office to broaden our drug delivery platform.

Full year results:

Including the loss from discontinued operations and all other expense and income items described below, we incurred a net loss of $2,522,293 for the year ended September 30, 2006 as compared to a net loss of $4,852,124 for the year ended September 30, 2005. The loss per share for the full year of 2006 was $0.04, which compares with $0.08 in the same period in 2005.

In keeping with our central strategy of seeking alliances with larger pharmaceutical companies, we signed a license agreement with Proprius Pharmaceuticals, Inc. during April, 2006. As a result we recognized and received $1 million in license fees during the year – our first such revenue stream. Total revenues for the year ended September 30, 2006 were $1,024,774 as compared to $4,302 generated a year ago, an increase of $1,020,472. Royalty revenues from Indaflex sales in Mexico increased to $24,774 for the year ended September 30, 2006 as compared to $4,302 generated a year ago. Royalty revenues continue to increase based on increased sales of Indaflex in Mexico and our licensee considers that Indaflex is still in its launch phase.

During 2006, we stopped incurring costs related to Indaflex clinical trials. Effective April, 2006 all future costs related to Indaflex clinical trials and commercialization are being borne by Proprius Pharmaceuticals, Inc. in return for full commercialization and sub-licensing rights in the U.S and other regions.

Research and development expenses totalled $1,417,700 for the year ended September 30, 2006 as compared to $1,337,503 incurred for the same period a year ago, an increase of $80,197 or about 6%. We incurred about $994,000 related to Indaflex Phase II clinical trial during 2006 as compared to about $1,170,000 during 2005, a decrease of about $176,000. Offsetting this decrease were additional expenditures related to outside consultants of approximately $118,000, certain salaried staff now focusing on other initiatives, increased equipment leases, and research expenditures commencing in China. We anticipate continued spending on research and development in the future. The degree and pace of expenditures will depend primarily on financial resources available to us.

Stock based compensation expense and warrant amortization totalled $968,837 for the year ended September 30, 2006 as compared to $2,009,920 for the same period a year ago.

As of September 30, 2006, we had $987,753 in cash and cash equivalents and $176,418 in short-term investments.

About AlphaRx Inc.

AlphaRx is a clinical stage biopharmaceutical company utilizing proprietary drug delivery technology to develop novel formulations of drugs that are insoluble or poorly soluble in water or have yet to be administrable to the human body with an acceptable delivery method. The Company's product candidates address various pharmaceutical markets, including arthritis, tuberculosis, ocular infection and inflammation, cataracts, hospital acquired pneumonia and sepsis.

Forward Looking Statements:

This release contains forward-looking statements within the meaning and pursuant to the Safe Harbor provisions of the Securities Litigation Reform Act of 1995 and involve risks and uncertainties that may individually or mutually impact the matters herein described, including but not limited to product development and acceptance, manufacturing, competition, regulatory and/or other factors, which are outside the control of the companies.

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For AlphaRx Inc.:

AGORACOM Investor Relations Corp.
Web: http://www.agoracom.com
E-mail: ALRX@Agoracom.com